Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
John M. Radak, Chief Financial Officer	Ruben Argueta
(858) 646-8032	(858) 646-8023
rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2010 RESULTS
SAN DIEGO, July 29, 2010 (BUSINESS WIRE) —Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid diagnostic testing solutions, announced today financial results for the second quarter ended June 30, 2010.
Second Quarter 2010 Results
For the second quarter of 2010, total revenues were $25.0 million, compared to $24.6 million for the second quarter of 2009, an increase of 1.6%. Diagnostic Hybrids contributed $10.1 million of revenue in the second quarter of 2010. The comparison to the prior year is affected by higher than normal revenues in 2009 due to the H1N1 pandemic, while revenues in the current quarter were affected by a very weak respiratory season.
Net loss for the second quarter of 2010 was $2.5 million, or $0.09 per share, compared to net income of $0.6 million, or $0.02 per diluted share, for the second quarter of 2009. On a pro forma basis, excluding non-recurring items and amortization of acquired intangibles, net loss for the second quarter of 2010 was $0.9 million, or $0.03 per share, compared to net income of $1.3 million, or $0.04 per diluted share for the same quarter in 2009.
“With the exception of last year, our company has historically experienced a loss in its second quarter, due to very low incidence of respiratory infectious disease. This quarter is no exception. However, we are encouraged by the progress we have made with our commercial and new product initiatives,” said Douglas Bryant, president and chief executive officer of Quidel Corporation. “We are actively taking steps to diversify our product portfolio by pursuing non-seasonal opportunities and investing in technologies and products that will drive more predictable growth.”
Liquidity
Cash and cash equivalents as of June 30, 2010 were $14.8 million. The reduction in cash and cash equivalents since December 31, 2009 reflects cash used as part of the Diagnostic Hybrids acquisition and repurchases of approximately 0.7 million shares of Quidel common stock for $8.8 million under the previously announced share repurchase program. A total of $10.3 million remains available for share repurchases under the current Board authorized program.

Six Months Ended June 30, 2010
Total revenues increased 28.6% to $53.4 million for the six-month period ended June 30, 2010 from $41.5 million for the same period in 2009. Diagnostic Hybrids contributed $14.9 million of revenue for the six months ended June 30, 2010. For the six-month period in 2010, loss per share was $0.18 compared to $0.07 for the same period of the prior year. On a pro forma basis, excluding non-recurring items and amortization of acquired intangibles, net loss for the six months ended June 30, 2010 was $1.8 million, or $0.06 per share, compared to a net loss of $0.9 million, or $0.03 per share for the same period of 2009.
Non-GAAP Financial Information
The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.
Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables. attached financial tables.
Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2010 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.
To participate in the live call by telephone from the U.S., dial (800) 599-9829, or from outside the U.S. dial (617) 847-8703, and enter the passcode 41887153.
A live webcast of the call can be accessed at www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code 14058949.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well being of people around the globe through the development of rapid diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the leading brand names QuickVue®, D3® Direct Detection and Thyretain™, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit www.quidel.com and Diagnostic Hybrids at www.dhiusa.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, successful integration of Diagnostic Hybrids Inc., the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Three months ended				Three months ended
	June 30, 2010				June 30, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Total revenues	$25,026	$—		$25,026	$24,643	$—		$24,643

Cost of sales (excludes amortization of intangible assets)	12,237	—		12,237	10,075	—		10,075
Amortization of inventory fair value adjustment from acquisition	399	(399	)(2)	—	—	—		—

Total cost of sales (excludes amortization of intangible assets)	12,636	(399)		12,237	10,075	—		10,075

Research and development	6,349	—		6,349	2,950	—		2,950
Sales and marketing	6,272	—		6,272	5,403	—		5,403
General and administrative	4,792	—		4,792	3,680	—		3,680
Amortization of intangible assets from acquired businesses	1,467	(1,467	)(3)	—	—	—		—
Amortization of intangible assets from licensed technology	324	—		324	347	—		347
Business acquisition and integration costs, and restructuring charges	716	(716	)(4)	—	1,085	(1,085	)(4)	—

Total costs and expenses	32,556	(2,582)		29,974	23,540	(1,085)		22,455

Operating (loss) income	(7,530)	2,582		(4,948)	1,103	1,085		2,188

Interest expense	(611)	—		(611)	(153)	—		(153)
Interest income	11	—		11	93	—		93

Total other expense	(600)	—		(600)	(60)	—		(60)

(Loss) income before taxes	(8,130)	2,582		(5,548)	1,043	1,085		2,128

Income tax (benefit) expense	(5,663)	1,033	(5)	(4,630)	406	434	(5)	840

Net (loss) income	$(2,467)	$1,549		$(918)	$637	$651		$1,288

Basic and diluted (loss) earnings per share:	$(0.09)				$0.02			$0.04

Weighted shares used in basic per share calculation	28,406			28,406	29,677			29,677
Weighted shares used in diluted per share calculation	28,406			28,406	30,063			30,063

Gross profit as a % of total revenues	50%			51%	59%			59%
Research and development as a % of total revenues	25%				12%
Sales and marketing as a % of total revenues	25%				22%
General and administrative as a % of total revenues	19%				15%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back fair value amortization of inventory write-up associated with the acquisition of DHI

(3)	Add back amortization of acquired intangibles

(4)	Add back business acquisition and integration costs and restructuring charges

(5)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments

Condensed balance sheet data (in thousands):	6/30/10	12/31/09

Cash, cash equivalents and marketable securities	$14,831	$93,002
Accounts receivables	10,235	9,717
Inventory	19,918	15,038
Total assets	221,090	166,345
Long term debt	83,313	6,527
Stockholders’ equity	115,753	126,450

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Six months ended				Six months ended
	June 30, 2010				June 30, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Total revenues	$53,405	$—		$53,405	$41,533	$—		$41,533

Cost of sales (excludes amortization of intangible assets)	24,871	—		24,871	18,499	—		18,499
Amortization of inventory fair value adjustment from acquisition	1,118	(1,118	)(2)	—	—	—		—

Total cost of sales (excludes amortization of intangible assets)	25,989	(1,118)		24,871	18,499	—		18,499

Research and development	12,624	—		12,624	5,846	—		5,846
Sales and marketing	12,271	—		12,271	10,138	—		10,138
General and administrative	9,033	—		9,033	7,800	—		7,800
Amortization of intangible assets from acquired businesses	2,119	(2,119	)(3)	—	—	—		—
Amortization of intangible assets from licensed technology	648	—		648	695	—		695
Business acquisition and integration costs, and restructuring charges	2,066	(2,066	)(4)	—	2,038	(2,038	)(4)	—

Total costs and expenses	64,750	(5,303)		59,447	45,016	(2,038)		42,978

Operating (loss) income	(11,345)	5,303		(6,042)	(3,483)	2,038		(1,445)

Interest expense	(1,010)	—		(1,010)	(311)	—		(311)
Interest income	180	—		180	246	—		246

Total other expense	(830)	—		(830)	(65)	—		(65)

(Loss) income before taxes	(12,175)	5,303		(6,872)	(3,548)	2,038		(1,510)

Income tax (benefit) expense	(7,191)	2,121	(5)	(5,070)	(1,384)	815	(5)	(569)

Net (loss) income	$(4,984)	$3,182		$(1,802)	$(2,164)	$1,223		$(941)

Basic and diluted (loss) earnings per share:	$(0.18)			$(0.06)	$(0.07)			$(0.03)

Weighted shares used in basic per share calculation	28,457			28,457	30,373			30,373
Weighted shares used in diluted per share calculation	28,457			28,457	30,373			30,373

Gross profit as a % of total revenues	51%			53%	55%			55%
Research and development as a % of total revenues	24%				14%
Sales and marketing as a % of total revenues	23%				24%
General and administrative as a % of total revenues	17%				19%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back fair value amortization of inventory write-up associated with the acquisition of DHI

(3)	Add back amortization of acquired intangibles

(4)	Add back business acquisition and integration costs and restructuring charges

(5)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments